Exhibit 10.4



     SHARE PURCHASE AGREEMENT



     Among

     THE SELLERS NAMED ON SCHEDULE A HERETO,

     RADICA HOLDINGS LIMITED



     and

     INTERNATIONAL GAME TECHNOLOGY





     Dated as of January 12, 1994




                          TABLE OF CONTENTS

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.01.  Certain Defined Terms. . . . . . . . . . .   1

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.01.  Purchase and Sale of the Shares. . . . . .   6
         SECTION 2.02.  Purchase Price . . . . . . . . . . . . . .   6
         SECTION 2.03.  Closing. . . . . . . . . . . . . . . . . .   7
         SECTION 2.04.  Closing Deliveries by the Sellers. . . . .   7
         SECTION 2.05.  Closing Deliveries by the Purchaser. . . .   7

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    REPRESENTATIONS AND WARRANTIES
                    OF THE COMPANY AND THE SELLERS . . . . . . . .   8
         SECTION 3.01.  Authority Relative to This Agreement . . .   8
         SECTION 3.02.  Organization, Authority and Qualification of
                   the Company . . . . . . . . . . . . . . . . . .   8
         SECTION 3.03.  Share Capital of the Company; Ownership of
                   the Shares. . . . . . . . . . . . . . . . . . .   9
         SECTION 3.04.  U.S. Companies and Subsidiaries. . . . . .  10
         SECTION 3.05.  Corporate Books and Records. . . . . . . .  12
         SECTION 3.06.  No Conflict. . . . . . . . . . . . . . . .  12
         SECTION 3.07.  Governmental Consents and Approvals. . . .  13
         SECTION 3.08.  Financial Information; Books and Records .  13
         SECTION 3.09.  No Undisclosed Liabilities . . . . . . . .  14
         SECTION 3.10.  Conduct in the Ordinary Course; Absence of
                   Certain Changes, Events and Conditions. . . . .  14
         SECTION 3.11.  Compliance . . . . . . . . . . . . . . . .  15
         SECTION 3.12.  Absence of Litigation. . . . . . . . . . .  16
         SECTION 3.13.  Trademarks, Patents and Copyrights . . . .  16
         SECTION 3.14.  Taxes. . . . . . . . . . . . . . . . . . .  16
         SECTION 3.15.  Certain Business Practices and Regulations  18
         SECTION 3.16.  Investment Purpose . . . . . . . . . . . .  18
         SECTION 3.17.  Brokers. . . . . . . . . . . . . . . . . .  18

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    REPRESENTATIONS AND WARRANTIES
                           OF THE PURCHASER. . . . . . . . . . . .  18
         SECTION 4.01.  Organization, Authority and Qualification of
                   the Purchaser . . . . . . . . . . . . . . . . .  19
         SECTION 4.02.  Capital Stock of the Purchaser; Shares of
                   Purchaser Common Stock. . . . . . . . . . . . .  19
         SECTION 4.03.  No Conflict. . . . . . . . . . . . . . . .  19
         SECTION 4.04.  Governmental Consents and Approvals. . . .  20
         SECTION 4.05.  SEC Filings; Financial Statements. . . . .  20
         SECTION 4.06.  Investment Purpose . . . . . . . . . . . .  21
         SECTION 4.07.  Brokers. . . . . . . . . . . . . . . . . .  21

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . .  21
         SECTION 5.01.  Conduct of Business Prior to the Closing .  21
         SECTION 5.02.  Access to Information. . . . . . . . . . .  23
         SECTION 5.03.  Regulatory and Other Authorizations; Notices
                   and Consents. . . . . . . . . . . . . . . . . .  24
         SECTION 5.04.  Notice of Developments . . . . . . . . . .  24
         SECTION 5.05.  No Disposition or Encumbrance of Shares. .  24
         SECTION 5.06.  No Solicitation of Transactions. . . . . .  25
         SECTION 5.07.  Further Action . . . . . . . . . . . . . .  25
         SECTION 5.08.  [RESERVED] . . . . . . . . . . . . . . . .  25
         SECTION 5.09.  [RESERVED] . . . . . . . . . . . . . . . .  25
         SECTION 5.10.  Registration upon Request. . . . . . . . .  25
         SECTION 5.11.  Incidental Registration. . . . . . . . . .  27
         SECTION 5.12.  Other Agreements . . . . . . . . . . . . .  27

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . .  27
         SECTION 6.01.  Conditions to Obligations of the Sellers .  27
         SECTION 6.02.  Conditions to Obligations of the Purchaser  29

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    TERMINATION AND WAIVER . . . . . . . . . . . . . . . . . . . .  31
         SECTION 7.01.  Termination. . . . . . . . . . . . . . . .  31
         SECTION 7.02.  Effect of Termination. . . . . . . . . . .  32
         SECTION 7.03.  Waiver . . . . . . . . . . . . . . . . . .  32
         SECTION 7.04.  Obligations of Sellers Several and Not Joint 32

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 8.01.  Non-Survival of Representations, Warranties
                   and Agreements. . . . . . . . . . . . . . . . .  33
         SECTION 8.02.  Expenses . . . . . . . . . . . . . . . . .  33
         SECTION 8.03.  Notices. . . . . . . . . . . . . . . . . .  33
         SECTION 8.04.  Public Announcements . . . . . . . . . . .  35
         SECTION 8.05.  Headings . . . . . . . . . . . . . . . . .  35
                        SECTION 8.06.  Severability. . . . . . . .  35
         SECTION 8.07.  Entire Agreement . . . . . . . . . . . . .  35
         SECTION 8.08.  Assignment . . . . . . . . . . . . . . . .  35
         SECTION 8.09.  No Third Party Beneficiaries . . . . . . .  35
         SECTION 8.10.  Amendment. . . . . . . . . . . . . . . . .  36
         SECTION 8.11.  Governing Law. . . . . . . . . . . . . . .  36
         SECTION 8.12.  Consent to Jurisdiction. . . . . . . . . .  36
         SECTION 8.13.  Counterparts . . . . . . . . . . . . . . .  36
         SECTION 8.14.  Specific Performance . . . . . . . . . . .  36
         SECTION 8.15.  Prevailing Currency. . . . . . . . . . . .  37








                                -iii-


         SHARE PURCHASE AGREEMENT, dated as of January 12,
     1994, among the sellers named on Schedule A hereto (the "Sellers"), RADICA HOLDINGS LIMITED, a company incorporated under the laws of Bermuda (the "Company"), and INTERNATIONAL GAME TECHNOLOGY, a Nevada corporation (the "Purchaser").


                         W I T N E S S E T H:

         WHEREAS, the Sellers own 96% of the issued share capital, with a par value of $1.00 per share (the "Common
     Stock"), of the Company; and

         WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, an aggregate of 2,100 shares in the capital of the Company, representing 11.2% of the issued share capital (the "Shares"), upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Seller, the Company and the Purchaser hereby agree as follows:


                              ARTICLE I

                             DEFINITIONS

         SECTION 1.01.  Certain Defined Terms.  As used in
     this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit,
     arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified
     Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Agreement" or "this Agreement" means this Share
     Purchase Agreement, dated as of January 12, 1994, among the Sellers, the Company and the Purchaser (including the Exhibits and Disclosure Schedules hereto) and all amendments hereto made in accordance with the provisions of Section
     8.10.

         "Bengtson Employment Agreement" means the
     Employment Agreement dated as of December 13, 1993 between
     Radica USA and Jon Bengtson.

         "Business" means the business of the Company and its Subsidiaries as conducted on or prior to the date hereof and, after the Closing, also includes the business of the Company and its Subsidiaries to be conducted pursuant to the OEM Agreement.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York, Bermuda or Hong Kong.

         "Closing" has the meaning specified in
     Section 2.03.

         "Closing Date" has the meaning specified in
     Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

         "Common Stock" has the meaning specified in the recitals to this Agreement.

         "Companies Act" means the Companies Act 1981 of
     Bermuda.

         "Companies Ordinance" means the Companies
     Ordinance (Chapter 32 of the Laws of Hong Kong).

         "Company" has the meaning specified in the introductory paragraph to this Agreement.

         "Company Disclosure Schedule" means the Company
     Disclosure Schedule, dated as of the date hereof, which has been provided to the Purchaser by the Sellers and the Company pursuant to this Agreement.

         "Company Material Adverse Effect" means any circumstance, change in, or effect on the Business, the Company, any U.S. Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business, the Company, any U.S. Company or any Subsidiary, is, or would reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, results of operations or the financial condition of the Company, the U.S. Companies and the Subsidiaries, taken as a whole.

         "Confidentiality Agreement" means the letter agreement dated as of the date hereof among the Company, the Purchaser Robert E. Davids and James J. Sutter.

         "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Deed of Indemnity" means the Deed of Indemnity, dated as of the Closing Date, to be entered into among the Purchaser, the Sellers and the Company, in a form mutually agreeable to the parties thereto.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction (other than as imposed by the securities laws of the United States or any other jurisdiction) on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Financial Statements" has the meaning specified in Section 3.08(a).

         "Governmental Authority" means any United States or non-United States federal, state or local government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hansen Trusts" means, collectively, the John and Mary Hansen 1989 Trust and the John and Mary Hansen 1993
     Trust.

         "HSR Act" means the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Initial Public Offering" means a public offering of equity securities of the Company in the United States and such other jurisdictions as the parties may determine pursuant to an effective registration statement under the Securities Act.

         "Interim Financial Statements" has the meaning specified in Section 3.08(a).

         "IRS" means the Internal Revenue Service of the United States.

         "Law" means any U.S. or non U.S. federal, state or local statute, law, ordinance, regulation, rule, code, order, or other rule of law.

         "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking, and deferred taxation.

         "OEM Agreement" means the Original Products
     Manufacturing Agreement, dated as of the date hereof, between Purchaser and the Company.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in
     Section 2.02.

         "Purchase Price Bank Account" means, with respect to each Seller, a bank account in the United States to be designated by such Seller in a written notice to the Purchaser at least two Business Days before the Closing.

         "Purchaser" has the meaning specified in the introductory paragraph to this Agreement.

         "Purchaser Common Stock" has the meaning specified in Section 2.02.

         "Purchaser Disclosure Schedule" means the
     Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, which has been provided by the Purchaser to the Sellers pursuant to this Agreement.

         "Purchaser Material Adverse Effect" means any circumstance, change in, or effect on the Purchaser that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Purchaser, is, or would reasonably be expected to be, materially adverse to the business, operations, assets or Liabilities, results of operations or the financial condition of the Purchaser and its subsidiaries, taken as a whole.

         "Radica Limited" means Radica Limited, a Hong Kong corporation.

         "Radica Subsidiaries" means Livermead Limited, a company incorporated under the laws of Hong Kong, and Radmex
     S.A. de C.V., a company incorporated under the laws of Mexico.

         "Radica USA" means Radica Enterprises Limited, a
     Nevada corporation, doing business as "Radica USA Ltd."

         "Radica USA Shareholders Agreement" means the
     Shareholders Agreement, dated as of the Closing Date, among the Purchaser, Radica USA and the Sellers, in a form mutually agreeable to the parties thereto.

         "Reference Balance Sheet" means the audited consolidated balance sheet (including the related notes and schedules thereto) of Radica Limited dated as of October 31, 1993, a copy of which is set forth in Section 3.08(a) of the Company Disclosure Schedule.

         "Reference Balance Sheet Date" means October 31,
     1993.

         "Related Agreements" means the OEM Agreement, the
     Shareholders Agreement, the Stock Option Agreement, the Deed of Indemnity and the Radica USA Shareholders Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Sellers" has the meaning specified in the introductory paragraph to this Agreement.

         "Shareholders Agreement" means the Shareholders
     Agreement, dated as of the date hereof, among the Company and the other parties signatory thereto.

         "Shares" has the meaning specified in the recitals to this Agreement.

         "Stock Option Agreement" means the Stock Option
     Agreement, dated as of the date hereof, among the Purchaser and the Sellers.

         "Subsidiaries" means Radica Limited and the Radica
     Subsidiaries.

         "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         "Transactions" means the transactions contemplated hereby and by the Related Agreements.

         "U.S. Companies" means Radica USA and Disc, Inc., a Nevada corporation (each being a "U.S. Company").

         "U.S. Company Financial Statements" has the meaning specified in Section 3.10.

         "U.S. Company Interim Financial Statements" has the meaning specified in Section 3.10.

         "U.S. Company Reference Balance Sheet" means the audited balance sheet (including the related notes and schedules thereto) of Radica USA dated as of October 31, 1993, a copy of which is set forth in Section 3.08(a) of the Company Disclosure Schedule.

         "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                              ARTICLE II

                          PURCHASE AND SALE

         SECTION 2.01.  Purchase and Sale of the Shares.
     Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller severally and not jointly shall sell to the Purchaser, and the Purchaser shall purchase from each Seller, the number of Shares set forth opposite such Seller's name on Schedule A hereto.

         SECTION 2.02.  Purchase Price.  The aggregate
     purchase price for the Shares shall be $5,850,000 in cash and 374,436 shares of common stock, par value $.000625 per share ("Purchaser Common Stock"), of the Purchaser, all as further provided in this Article II (the "Purchase Price").

         SECTION 2.03.  Closing.  Upon the terms and
     subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of the Purchaser at 10:00 A.M. local time on the later to occur of (i) February 24, 1994 and (ii) the second Business Day following the later to occur of (A) expiration or termination of all applicable waiting periods under the HSR Act and (B) satisfaction or waiver of all other conditions to the obligations of the parties set forth in
     Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

         SECTION 2.04.  Closing Deliveries by the Sellers.
     At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser:

         (a) an instrument of transfer in respect of the number of Shares set forth opposite such Seller's name on Schedule A hereto, duly executed by such Seller in favor of the Purchaser;

         (b) the share certificates relating to the number of Shares set forth opposite such Seller's name on Schedule A hereto;

         (c) a receipt for such Seller's share of the Purchase Price; and

         (d)  the opinions, certificates and other
             documents required to be delivered pursuant to
             Section 6.02.

         SECTION 2.05.  Closing Deliveries by the
     Purchaser. At the Closing, the Purchaser shall deliver to each Seller:

         (a) such Seller's share of the $5,850,000 cash portion of the Purchase Price as set forth opposite such Seller's name on Schedule A hereto, by wire transfer in immediately available funds to such Seller's Purchase Price Bank Account;

         (b)  the number of shares of Purchaser Common
             Stock set forth opposite such Seller's name on Schedule
             A; and

         (c)  the opinions, certificates and other
             documents required to be delivered pursuant to Section
             6.01.




                             ARTICLE III

                    REPRESENTATIONS AND WARRANTIES
                    OF THE COMPANY AND THE SELLERS

         As an inducement to the Purchaser to enter into this Agreement, each Seller and, with respect to matters relating to the Company and its Subsidiaries, the Company, hereby represent and warrant to the Purchaser as follows:

         SECTION 3.01.  Authority Relative to This
     Agreement. Each of the Company and such Seller has all necessary power and authority to execute and deliver this Agreement and each Related Agreement to which it or he (as the case may be) is a party, to perform its or his (as the case may be) obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company and such Seller of this Agreement and each Related Agreement to which it or he (as the case may be) is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company and such Seller. This Agreement has been and upon its execution, each Related Agreement to which the Company or such Seller is a party will be, duly executed and delivered by the Company and such Seller and (assuming the due authorization, execution and delivery by Purchaser) this Agreement constitutes, and upon its execution each Related Agreement to which it or he (as the case may be) is a party will constitute, a legal, valid and binding obligation of the Company and such Seller, enforceable against the Company and such Seller in accordance with its terms.

         SECTION 3.02.  Organization, Authority and
     Qualification of the Company. The Company is a company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failure to be so licensed or qualified which, when taken together with all other such failures, has not had and would not be expected to have a Company Material Adverse Effect. All corporate actions taken by the Company have been duly authorized, except for any such actions where failure to be so authorized, when taken together with all such other failures, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum of Association and Bye-laws. True and correct copies of the Memorandum of Association and Bye-laws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser, and copies of all resolutions and agreements which are required to be attached to such documents have been so attached. No petition has been presented to wind up the Company and there are no grounds on which a winding up order could be made.

         SECTION 3.03.  Share Capital of the Company;
     Ownership of the Shares. (a) The authorized share capital of the Company is $20,000, consisting of 20,000 shares of U.S.$1.00 each. As of the date hereof, 18,752 of such shares are issued and outstanding, all of which are validly issued and fully paid and nonassessable (to the extent the assessability of shares is a relevant concept in Bermuda). None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except as set forth in Section 3.03 of the Company Disclosure Schedule, the Company has never reduced, repaid or purchased any of its share capital, and the Company has not exercised any lien over any of its issued shares and there is outstanding no call on any such shares. Except for options issued under the Bengtson Employment Agreement and the Company's 1993 Stock Option Plan and except as set forth in
     Section 3.03 of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments to which the Company or such Seller is a party of any character relating to the capital of the Company or obligating any Seller or the Company to issue or sell any shares or any other interest in, the Company. Except as set forth in Section
     3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any issued shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares to which the Company or such Seller is a party. The Shares set forth opposite such Seller's name on Schedule A hereto are owned of record and beneficially solely by such Seller free and clear of all Encumbrances. Upon delivery of the Shares and payment of the Purchase Price at the Closing, payment of all stamp duty and registration of the Shares in the name of the Purchaser on the Company's register of members, the Purchaser will own all of the Shares free and clear of all Encumbrances.

         (b) The Company's register of members, register of directors and officers and all other statutory books of the Company are up to date and contain records that are true, complete and accurate in all material respects of matters required to be dealt with therein, and the Company has not received any notice of any application or intended application under the Companies Act for rectification of the Company's register and all annual or other returns required to be filed with the Registrar of Companies in Bermuda have been properly filed within any applicable time limit, and all legal requirements relating to the formation of the Company and the issue of shares and other securities have been complied with in all material respects.

         SECTION 3.04.  U.S. Companies and Subsidiaries.
     (a) Section 3.04(a) of the Company Disclosure Schedule sets forth a true and complete list of the Company, the U.S. Companies and all Subsidiaries, listing for each entity its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

         (b) Other than the Subsidiaries (in the case of the Company only), there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any U.S. Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, the Company is not a member of (nor is any part of the Business conducted through) any partnership. No U.S. Company is a member of (nor is any part of its business conducted through) any partnership. Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the Company, any Subsidiary nor any U.S. Company is a participant in any joint venture or similar arrangement.

         (c) Each of Radica Limited and Radica USA (i) is a corporation duly organized and validly existing under the laws of Hong Kong and the State of Nevada, U.S.A, respectively, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is currently conducted by it and (iii) is duly licensed or qualified to do business and is in good standing (such terms to be given their U.S. meanings with respect to U.S. corporations and to apply to non-U.S. corporations only to the extent that similar concepts as to license, qualification to do business and good standing are applicable in the relevant jurisdiction) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which, when taken together with all other such failures, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         (d) All the outstanding shares of capital stock of each U.S. Company and each Subsidiary are validly issued, fully paid, nonassessable ("nonassessable" to be given its U.S. meaning with respect to U.S. corporations and to apply to non-U.S. corporations only to the extent that concepts similar thereto are applicable in the relevant jurisdiction) and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, in the case of Subsidiaries, or by the Sellers, in the case of the U.S. Companies, in each case whether directly or indirectly, free and clear of all Encumbrances.

         (e) There are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character (other than the Stock Option Agreement and the Radica USA Shareholders Agreement) relating to the capital stock of any Subsidiary or any U.S. Company or obligating the Sellers, the Company, any Subsidiary or any U.S. Company to issue or sell any shares of capital stock of, or any other interest in any Subsidiary or any U.S. Company.

         (f) All corporate actions taken by each of Radica Limited and Radica USA have been duly authorized, except for any such actions whose failure to be so authorized, when taken together with all other such failures, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and neither Radica Limited nor Radica USA has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its memorandum or articles of association, charter or by-laws (or similar organizational documents). True and complete copies of the memorandum or articles of association or charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each of Radica Limited and Radica USA have been delivered by the Sellers to the Purchaser, and copies of all resolutions and agreements which are required to be attached to such documents in the case of Radica Limited have been so attached.

         (g) Except as set forth in Section 3.04(g) of the Company Disclosure Schedule, no Subsidiary is a member of (nor is any part of its business conducted through) any partnership.

         (h)  There are no voting trusts, shareholder
     agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any U.S. Company (other than the Stock Option Agreement and the Radica USA Shareholders Agreement) or any Subsidiary (other than in Radica Limited's Articles of Association).

         (i) The stock register of each U.S. Company and each Subsidiary accurately records: (i) the name and address of each Person owning shares of capital stock of such Company or Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock issued by such Company or Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Radica Limited has not received any notice of any application or intended application under the Companies Ordinance for rectification of its register of members, and all annual or other returns required to be filed with the Companies Registry in Hong Kong have been properly filed within any applicable time limit, and all legal requirements relating to the formation of Radica Limited and the issue of its shares and other securities have been complied with in all material respects.

         (j) None of Livermead Limited, Radmex S.A. de C.V.
     nor Disc, Inc. (the "Insignificant Companies") has any assets or Liabilities with a value, individually or in the aggregate, in excess of $1.25 million or that is in any way material to the Business, and no material part of the Business has been conducted through any Insignificant Company.
         SECTION 3.05.  Corporate Books and Records.  The
     minute books each of the Company, Radica Limited and Radica USA contain accurate records in all material respects of all meetings and accurately reflect in all material respects all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Company, Radica Limited and Radica USA, respectively. Complete and accurate copies of all such minute books and of the register of members or stock register of the Company, Radica Limited and Radica USA have been or will be made available to the Purchaser.

         SECTION 3.06.  No Conflict.  Assuming that all
     consents, approvals, authorizations and other actions described in Section 3.07 have been obtained and all filings and notifications listed in Section 3.07 of the Company Disclosure Schedule have been made, the execution, delivery and performance by the Company and such Seller of this Agreement and each Related Agreement to which it or he (as the case may be) is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company, any U.S. Company or any Subsidiary or, in the case of Hansen Trusts, the trust instrument establishing the terms of any trust pursuant to which Shares are held,
     (b) conflict with or violate (or cause an event which would reasonably be likely to have a Company Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Seller, the Company, any U.S. Company, any Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 3.06(c) of the Company Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of such Seller, the Company, any U.S. Company or any Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Seller, the Company, any U.S. Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound, except in case of each of clause (a), (b) and (c) for such violations, conflicts, branches or defaults, or such consents the failure of which to obtain or such rights the exercise of which, would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.07.  Governmental Consents and
     Approvals. The execution, delivery and performance by the Company and such Seller of this Agreement and each Related Agreement to which it or he (as the case may be) is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 3.07 of the Company Disclosure Schedule and (b) the notification requirements of the HSR Act, (c) approval of the Bermuda Monetary Authority, and (d) any such consent, approval, authorization, order action, filing and notification the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.08.  Financial Information; Books and
     Records. (a) (i) True and complete copies of (A) the audited consolidated balance sheet of Radica Limited as of October 31, 1993, October 31, 1992, and October 31, 1991, and the related audited consolidated profit and loss account and consolidated statement of changes in financial position of Radica Limited for the fiscal year ended on each such date, together with all related notes and schedules thereto, accompanied by the reports thereon of Deloitte Touche Tohmatsu International (collectively referred to herein as the "Financial Statements") and (B) the unaudited unconsolidated balance sheet of Radica Limited as of November 30, 1993, and the related unaudited unconsolidated profit and loss account (collectively referred to herein as the "Interim Financial Statements") have been delivered by the Sellers to the Purchaser. The Financial Statements, the Interim Financial Statements and the Reference Balance Sheet
     (w) were prepared in accordance with the books of account and other financial records of Radica Limited, (x) present fairly the consolidated financial condition and results of operations of Radica Limited and the Radica Subsidiaries as of the dates thereof or for the periods covered thereby,
     (y) have been prepared in accordance US GAAP (in the case of the Financial Statements) and with Hong Kong generally accepted accounting principles (in the case of the Interim Financial Statements), in each case applied on a basis consistent with the past practices of Radica Limited and (z) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Radica Limited and the Radica Subsidiaries and the results of the operations of Radica Limited and the Radica Subsidiaries as of the dates thereof or for the periods covered thereby.

         (ii) True and complete copies of (A) the audited balance sheet of Radica USA as of October 31, 1993 and October 31, 1992, and the related audited statements of income, stockholders' equity and cash flows of Radica USA for the fiscal year ended October 31, 1993 and the period from April 1, 1992 (inception) to October 31, 1992, together with all related notes and schedules thereto, accompanied by the reports thereon of Deloitte & Touche (collectively referred to herein as the "U.S. Company Financial Statements") and (B) the unaudited balance sheet of Radica USA as of November 30, 1993, and the related statements of income of Radica USA (collectively referred to herein as the "U.S. Company Interim Financial Statements") have been delivered or, in the case of the U.S. Company Interim Financial Statements, will have been delivered no later than January 14, 1994, by the Sellers to the Purchaser. The U.S. Company Financial Statements, the U.S. Company Interim Financial Statements and the U.S. Company Reference Balance Sheet (w) were prepared in accordance with the books of account and other financial records of Radica USA,
     (x) present fairly the financial condition and results of operations of Radica USA as of the dates thereof or for the periods covered thereby, (y) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Radica USA and (z) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Radica USA and the results of the operations of Radica USA as of the dates thereof or for the periods covered thereby.

         (b) The books of account and other financial records of the Company, Radica Limited and Radica USA:
     (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP (in the case of the Company), Hong Kong generally accepted accounting principles (in the case of Radica Limited) or U.S. GAAP (in the case of Radica USA), in each case applied on a basis consistent with the past practices of the Company, Radica Limited and Radica USA, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

         SECTION 3.09.  No Undisclosed Liabilities.
     (a) There are no Liabilities of the Company or any Subsidiary, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet in accordance with U.S. GAAP, (ii) disclosed in Section 3.09(a) of the Company Disclosure Schedule or (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of the Business, consistent with the past practices of the Company and the Subsidiaries and which do not and would not reasonably be expected to have a Company Material Adverse Effect.

         (b) There are no Liabilities of Radica USA other than Liabilities (i) reflected or reserved against on the U.S. Company Reference Balance Sheet in accordance with U.S. GAAP, (ii) disclosed in Section 3.09(b) of the Company Disclosure Schedule or (iii) incurred since the date of the U.S. Company Reference Balance Sheet in the ordinary course of the business, consistent with the past practice, of Radica USA and which do not and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.10.  Conduct in the Ordinary Course;
     Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in
     Section 3.10 of the Company Disclosure Schedule, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. Since the Reference Balance Sheet Date, except as disclosed in Section 3.10 of the Company Disclosure Schedule, the business of each U.S. Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 3.10 of the Company Disclosure Schedule and except as have not had and would not reasonably be expected to have a Company Material Adverse Effect, since the Reference Balance Sheet Date, there has not been (a) any change in the business, operations, assets, Liabilities, results of operations or financial condition of the Company, any U.S. Company or any Subsidiary having, individually or in the aggregate, a Company Material Adverse Effect, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company, any U.S. Company or any Subsidiary and having, individually or in the aggregate, a Company Material Adverse Effect, (c) any change by the Company or any U.S. Company in its accounting methods, principles or practices, (d) any revaluation by the Company or any U.S. Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (e) any entry by the Company, any U.S. Company or any Subsidiary into any commitment or transaction material to the Company, the U.S. Companies and the Subsidiaries taken as a whole, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company, any Subsidiary or any U.S. Company or any redemption, purchase or other acquisition of any of its securities or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company, any U.S. Company or any Subsidiary.

         SECTION 3.11.  Compliance.  Each of the Company,
     each U.S. Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for each of them to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the best knowledge of such Seller and the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits has not had and would not reasonably be expected to have a Company Material Adverse Affect. Neither the Company, any U.S. Company nor any Subsidiary is in conflict with, or in default or violation of, (a) any Law or Governmental Order applicable to the Company, any U.S. Company or any Subsidiary or by which any property or asset of the Company, any U.S. Company or any Subsidiary is bound, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, any U.S. Company or any Subsidiary is a party or by which the Company, any U.S. Company or any Subsidiary or any property or asset of the Company, any U.S. Company or any Subsidiary is bound, except for any such conflicts, defaults or violations that individually or in the aggregate, have not had and would not, reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.12. Absence of Litigation. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, there is no Action pending or, to the best knowledge of such Seller and the Company, threatened against the Company, any U.S. Company or any Subsidiary, or any property or asset of the Company, any U.S. Company or any Subsidiary, before any Governmental Authority, in the United States or elsewhere, which (a) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (b) seeks to delay or prevent the consummation of any Transaction. As of the date hereof, none of the Company, any U.S. Company nor any Subsidiary nor any property or asset of the Company, any U.S. Company or any Subsidiary is subject to any Governmental Order having, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.13.  Trademarks, Patents and Copyrights.
     To the best knowledge of the Company and the Sellers, the Company, the U.S. Companies and the Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the Business and such Seller and the Company are unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The conduct of the Business does not and will not infringe any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of such Seller and the Company, there are no infringements of any propriety rights owned by or licensed by or to the Company, any U.S. Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of such Seller and the Company, none of the Company, any U.S. Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information on terms or in a manner which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.14.  Taxes.  (a)  Except as set forth in
     Section 3.14(a) of the Seller Disclosure Schedule, each of the Reference Balance Sheet and the U.S. Company Reference Balance Sheet, as the case may be, contains full provision for all taxation including deferred or provisional taxation liable to be assessed on Radica Limited or Radica USA, as the case may be, for the accounting period ended on the Reference Balance Sheet Date or for any subsequent period (on the basis of the rates of Tax and taxation statutes or any extra-statutory agreements with fiscal authorities in force at the Reference Balance Sheet Date) in respect of any transaction, event or omission occurring or any profit earned by Radica Limited or Radica USA, respectively, on or prior to the Reference Balance Sheet Date or for which Radica Limited or Radica USA, respectively, is accountable up to such date and all contingent liabilities for taxation have been provided for or disclosed in accordance with U.S. GAAP in the Reference Balance Sheet or the U.S. Company Reference Balance Sheet, as the case may be.

         (b) Since the Reference Balance Sheet Date, no further liability for taxation has arisen otherwise than as a result of trading activities in the ordinary course of business of the Company, the U.S. Companies and the Subsidiaries.

         (c) All returns of the Company, each U.S. Company and each Subsidiary made for taxation purposes were when made and remain materially correct and on a proper basis (taking into account any extra-statutory agreements with fiscal authorities) and all other information supplied to the Inland Revenue Department, U.S. Internal Revenue Service or other fiscal authority for such purpose was when supplied and remains materially correct and on a proper basis (taking into account any extra-statutory agreements with fiscal authorities), and such returns include all returns and information which the Company, such U.S. Company or Subsidiary, as the case may be, ought to have made or given and are not subject to any dispute with the Inland Revenue Department, U.S. Internal Revenue Service or any other relevant fiscal authority at the date hereof and there is no fact or matter known to the Company or the U.S. Companies which might be the occasion of any such dispute or of any liability for Taxes (present or future) not provided for in their respective audited accounts.

         (d) Each of the Company, each U.S. Company and each Subsidiary has paid all Taxes for which it is liable to account to the Inland Revenue Department, U.S. Internal Revenue Service or other fiscal authority on the due date for payment thereof (taking into account any extra-statutory agreements with fiscal authorities) and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company, each U.S. Company and each Subsidiary have deducted all taxation required (taking into account any extra-statutory agreements with fiscal authorities) to be deducted from any payments made by such entity, including but not limited to interest, annuities or other annual payments, royalties, rent, remuneration payable to employees or sub-contractors or payments to a non-resident and, where appropriate, such entity has duly accounted for any such taxation deducted or collected.

         (e) All remuneration, compensation payments, payments on retirement or removal from an office or employment and other sums paid or payable to employees or officers or former employees or officers of the Company, each U.S. Company and each Subsidiary and all interest, annuities, royalties, rent and other annual payments paid or payable by the Company, each U.S. Company and each Subsidiary (whether before or after the date hereof) pursuant to any obligation in existence at the date hereof are and will (on the basis of the taxation legislation in force at the date hereof) be deductible for profits Tax purposes either in computing the profits of such entity or as a charge on the income of such entity.

         SECTION 3.15. Certain Business Practices and Regulations. None of such Seller, the Company, any U.S. Company or any Subsidiary, nor any of their respective officers, directors, employees or agents, has, to the knowledge of such Seller and the Company, (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason or (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for U.S. or non-U.S. federal, state or local public office in violation under any Law, except in clauses (a) through (c) where such actions have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.16. Investment Purpose. Such Seller is acquiring shares of Purchaser Common Stock hereunder solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 3.17.  Brokers.  No broker, finder or
     investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Sellers or the Company.

                              ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES
                           OF THE PURCHASER

         As an inducement to the Sellers and the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers and the Company as follows:

         SECTION 4.01.  Organization, Authority and
     Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to enter into this Agreement and each Related Agreement, to carry out its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failure to be so licensed or qualified which, when taken together with all other such failures, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. The execution and delivery of this Agreement and each Related Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been and, upon its execution, each Related Agreement will be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company and each Seller) this Agreement constitutes and, upon its execution, each Related Agreement will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

         SECTION 4.02.  Capital Stock of the Purchaser;
     Shares of Purchaser Common Stock. (a) The authorized capital stock of the Purchaser consists of 320,000,000 shares of Purchaser Common Stock. As of December 31, 1993, 127,926,561 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and, as of November 30, 1993, 25,401,370 shares of Purchaser Common Stock are reserved for issuance pursuant to employee stock options granted pursuant to the Purchaser's stock option plans. None of the issued and outstanding shares of Purchaser Common Stock was issued in violation of any preemptive rights. Upon delivery of the shares of Purchaser Common Stock at the Closing, the Sellers will own all of such shares free and clear of all Encumbrances. At the Closing, the shares of Purchaser Common Stock delivered to the Sellers hereunder will be newly issued shares and will be duly authorized, validly issued, fully paid and nonassessable, and issued without violating any preemptive rights.

         SECTION 4.03.  No Conflict.  Assuming that all
     consents, approvals, authorizations and other actions described in Section 4.04 have been obtained and all filings and notifications listed in Section 4.04 of the Purchaser Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and each Related Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser,
     (b) conflict with or violate (or cause an event which would reasonably be expected to have a Purchaser Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Purchaser or any of its assets, properties or businesses, or (c) except as set forth in Section 4.03(c) of the Purchaser Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Purchaser Common Stock to be delivered to the Sellers hereunder or on any of the assets or properties of the Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound, except in case of each of clause (a),
     (b) and (c) for such violations, conflicts, branches or defaults, or such consents the failure of which to obtain or such rights the exercise of which, would not reasonably be expected to have a Purchaser Material Adverse Effect.

         SECTION 4.04.  Governmental Consents and
     Approvals. The execution, delivery and performance of this Agreement and each Related Agreement by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in
     Section 4.04 of the Purchaser Disclosure Schedule, (b) the notification requirements of the HSR Act, (c) approval of the Bermuda Monetary Authority, and (d) any such consent, approval, authorization, order, action, filing and notification the failure of which to make or obtain would not reasonably be expected to have a Purchaser Material Adverse Effect.

         SECTION 4.05.  SEC Filings; Financial Statements.
     (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since September 30, 1991, and has heretofore delivered to the Sellers, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1991, September 30, 1992 and September 30, 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1993 and June 30, 1993, (iii) all proxy statements relating to the Purchaser's meetings of stockholders (whether annual or special) held since January 1, 1992 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q for periods ended prior to September 30, 1993) filed by the Purchaser with the SEC since September 30, 1991 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The Purchaser agrees to deliver to the Sellers, in the form filed with the SEC, all SEC Reports so filed between the date hereof and the Closing Date. The SEC Reports were (and any SEC Reports filed prior to the Closing Date will be) prepared in accordance with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, as the case may be. The SEC Reports did not at the time they were filed (and any SEC Reports filed prior to the Closing Date will not at the time they are filed) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) was prepared in accordance with the books of account and other financial records of the Purchaser, (ii) presents fairly the consolidated financial condition and results of operations of the Purchaser and its consolidated subsidiaries as of the dates thereof or for the periods covered thereby, (iii) has been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of the Purchaser and (iv) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Purchaser and its consolidated subsidiaries and the results of the operations of the Purchaser and its consolidated subsidiaries as of the dates thereof or for the periods covered thereby.

         (c) Since September 30, 1993, except as disclosed in any SEC Report filed since September 30, 1993 and prior to the date of this Agreement, there has not been any change in the business, operations, assets, Liabilities, results of operations or financial condition of the Purchaser having, individually or in the aggregate, a Purchaser Material Adverse Effect.

         SECTION 4.06.  Investment Purpose.  The Purchaser
     is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.07.  Brokers.  No broker, finder or
     investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

                              ARTICLE V

                        ADDITIONAL AGREEMENTS

         SECTION 5.01.  Conduct of Business Prior to the
     Closing. Each Seller and the Company covenant and agree that, between the date of this Agreement and the Closing Date, except as set forth in Section 5.01 of the Company Disclosure Schedule or unless Purchaser shall otherwise agree in writing, the businesses of the Company, each U.S. Company and the Subsidiaries shall be conducted only in, and the Company, the U.S. Companies and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and such Seller shall cause each of the Company and the U.S. Companies to use all reasonable efforts to preserve substantially intact the business organization of the Company, the U.S. Companies and the Subsidiaries, to keep available, in all material respects, the services of the current officers, employees and consultants of the Company, the U.S. Companies and the Subsidiaries and to preserve the current relationships, in all material respects, of the Company, the U.S. Companies and the Subsidiaries with customers, suppliers and other persons with which the Company, any U.S. Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or Section 5.01 of the Company Disclosure Schedule, none of the Company, any U.S. Company or any Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly do any of the following without the prior written consent of Purchaser:

             (i) amend or otherwise change its Memorandum of Association, Articles of Association, Certificate of
             Incorporation or By-laws or equivalent organizational documents;

            (ii)  issue, sell, pledge, dispose of, grant,
             encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company, any U.S. Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, any U.S. Company or any Subsidiary or (ii) any assets of the Company, any U.S. Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice;

           (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (iv)  reclassify, combine, split, subdivide or
             redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

             (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;
             (C) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (D) authorize any single capital expenditure which is in excess of $500,000 or capital expenditures which are, in the aggregate, in excess of $2,000,000 for the Company, the U.S. Companies and the Subsidiaries taken as a whole; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(a)(v);

            (vi)  increase the compensation payable or to
             become payable to its officers or employees (including without limitation each Seller), except for increases in the ordinary course of business and consistent with past practices in salaries or wages of employees of the Company, the U.S. Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, any U.S. Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

           (vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

          (viii) make any tax election or settle or compromise any material U.S. or non-U.S. federal, state or local income tax or profits tax liability; or

            (ix)  pay, discharge or satisfy any claim,
             liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet (or, in the case of the U.S. Companies, in the U.S. Company Reference Balance Sheet) or subsequently incurred in the ordinary course of business and consistent with past practice.

         SECTION 5.02.  Access to Information.  Subject to
     the provisions of the Confidentiality Agreement, from the date hereof until the Closing, upon reasonable notice, each Seller and the Company shall cause the Company, each U.S. Company and the Subsidiaries and the officers, directors, employees, agents, representatives, accountants and counsel of the Company, each U.S. Company and each Subsidiary to:
     (a) afford the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company, each U.S. Company and each Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company, each U.S. Company and of each Subsidiary who have any knowledge relating to the Company, any U.S. Company, any Subsidiary or the Business with respect to the transactions contemplated hereby and (b) furnish to the officers, employees and authorized agents, accountants, counsel and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company, the U.S. Companies, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request with respect to the transactions contemplated hereby.

         SECTION 5.03.  Regulatory and Other
     Authorizations; Notices and Consents. Each party shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and each Related Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

         SECTION 5.04.  Notice of Developments.  Prior to
     the Closing, each party shall promptly notify each other party in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in any material breach of a representation or warranty or covenant of such first party in this Agreement or which could have the effect of making any representation or warranty of such first party in this Agreement untrue or incorrect in any material respect and (b) all other material developments known to such party affecting the business, operations, assets, Liabilities, results of operations or financial condition of the Company, any U.S. Company, any Subsidiary or the Business (in the case of the Sellers) or of the Purchaser (in the case of the Purchaser).

         SECTION 5.05.  No Disposition or Encumbrance of
     Shares. Each Seller hereby covenants and agrees, severally and not jointly, that, except as contemplated by this Agreement, such Seller shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Seller's voting rights, charge or other encumbrance of any nature whatsoever with respect to any shares of Common Stock.

         SECTION 5.06.  No Solicitation of Transactions.
     Except in connection with the Initial Public Offering, neither the Company nor any Seller shall, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to (a) any acquisition or purchase of all or any shares of Common Stock or (b) any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company, any U.S. Company or any Subsidiary or any business combination with the Company, any U.S. Company or any Subsidiary or participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. The Company and each Seller immediately shall cease and cause to be terminated all existing discussions or negotiations of the Company or such Seller, as the case may be, and its agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. The Company and each Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact.

         SECTION 5.07.  Further Action.  Each of the
     parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

         SECTION 5.08.  [RESERVED]

         SECTION 5.09.  [RESERVED]

         SECTION 5.10.  Registration upon Request.  (a)
     The Purchaser shall, if requested by the Hansen Trusts, use all reasonable efforts to expeditiously prepare and file one registration statement under the Securities Act if such registration is necessary in order to permit the sale of the shares of Purchaser Common Stock received by the Hansen Trusts hereunder or under the Stock Option Agreement, and the Purchaser shall use all reasonable efforts to qualify such shares for offer and sale under any applicable U.S. state securities laws. The Purchaser shall use all reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition; provided, however, that the Purchaser shall not be required to prepare audited financial statements (solely for this purpose) in order to maintain the effectiveness of the registration statement. The obligations of the Purchaser hereunder to file a registration statement and to maintain its effectiveness may be suspended (i) if, in the reasonable judgment of the Purchaser, a registration would adversely affect any public financing completed or contemplated by the Purchaser, until the earlier of 90 days after the completion or abandonment of such financing and the termination of any "black out" period required by the underwriters in connection with such financing; and (ii) for one or more periods of time not exceeding 90 days in the aggregate for all such periods if the Board of Directors of the Purchaser shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that the Purchaser has a bona fide business reason for preserving as nonpublic. The Hansen Trusts shall provide all information reasonably requested by the Purchaser for inclusion in any registration statement to be filed hereunder.

         (b) The Hansen Trusts (jointly and severally) shall pay all Registration Expenses (as defined below) in connection with the registration of Purchaser Common Stock pursuant to this Section 5.10; provided, however, that, if any securities of the Purchaser other than shares of Purchaser Common Stock of the Hansen Trusts are included in such registration, the Purchaser shall pay a portion of such Registration Expenses (excluding the expenses of the holders and their counsel) equivalent to a fraction, the numerator of which is the net proceeds of such registration of securities other than shares of Purchaser Common Stock held by the Hansen Trusts and the denominator of which is the aggregate net proceeds of such registration. As used herein, "Registration Expenses" means, for any registration of shares, all out-of-pocket expenses incident to such registration including, without limitation, all registration and filing fees (including filing fees with respect to the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc.), all fees and expenses of qualifying under or complying with state securities or "blue sky" laws (including reasonable fees and disbursements of underwriters' counsel in connection with any "blue sky" memorandum or survey), all listing fees, all printing expenses, all registrars' and transfer agents' fees, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, the fees and disbursements of counsel retained by the holders of shares being registered, together with all discounts, commissions or fees of underwriters, selling brokers, dealer managers, sales agents or similar securities industry professionals and applicable transfer taxes.

         (c)  The right of the Hansen Trusts to
     registration upon request as provided in this Section 5.10 and Section 5.11 below shall terminate when the Hansen Trusts become eligible to sell any of their shares of Purchaser Common Stock under the exemption from registration provided by Rule 144 promulgated under the Securities Act.
         SECTION 5.11.  Incidental Registration.  (a)  If
     the Purchaser effects a registration under the Securities Act of any of its equity securities for its own account or for any other shareholders of the Purchaser (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Hansen Trusts as a holder of Purchaser Common Stock the right to participate in such registration, and such participation shall not affect the obligation of the Purchaser to effect a registration under Section 5.10; provided that, if the managing underwriters of such offering advise the Purchaser in writing that in their opinion the number of shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the price, timing or distribution of the shares being sold, the Purchaser shall include in such registration first, the securities intended to be included therein by the Purchaser, and second, the number of shares of Purchaser Common Stock and other securities the holders of which have similar registration rights requested to be included therein which, in the opinion of such managing underwriters, can be sold in such offering without adversely affecting the price, timing or distribution of the securities of the Purchaser otherwise being sold; and provided further that the Hansen Trusts shall be entitled to participate in no more than a total of two such registrations under this Section 5.11.

         (b) The Hansen Trusts (jointly and severally) shall pay their own expenses and the fees and expenses of their counsel and a portion of the other Registration Expenses in connection with the registration of Purchaser Common Stock pursuant to this Section 5.11, equivalent to a fraction, the numerator of which is the net proceeds of the registration of such Purchaser Common Stock and the denominator of which is the aggregate net proceeds of such registration.

         SECTION 5.12.  Other Agreements.  In connection
     with any registration pursuant to Section 5.10 or 5.11, the Purchaser and the Hansen Trusts shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.


                              ARTICLE VI

                        CONDITIONS TO CLOSING

         SECTION 6.01.  Conditions to Obligations of the
     Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a)  Representations, Warranties and Covenants.
             The representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date when made and on and as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date (in which case such representations and warranties shall have been true and correct as of such date); the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

         (b)  HSR Act.  Any waiting period (and any
             extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any Seller or the Purchaser, seeking to restrain or materially and adversely alter the Transactions which, in the reasonable, good faith determination of such Seller, is likely to render it impossible or unlawful to consummate any of the Transactions or which would reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that the provisions of this Section 6.01(c) shall not apply if such Seller has directly or indirectly solicited or encouraged any such Action;

         (d) Resolutions. Such Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

         (e) Incumbency Certificate. Such Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the other documents to be delivered hereunder;

         (f)  Legal Opinion.  Such Seller shall have
             received from each of Raymond D. Pike, Executive Vice President of the Purchaser, and Shearman & Sterling, special counsel to the Purchaser, a legal opinion, addressed to the Sellers and dated the Closing Date, substantially in the form of Exhibit C-1 and C-2, respectively.

         (g) Consents and Approvals. The Sellers and the Purchaser shall have received, each in form and substance reasonably satisfactory to such Seller, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the Transactions;

         (h) Organizational Documents. Such Seller shall have received a copy of (i) the Certificate of Incorporation, as amended, of the Purchaser, certified by the Secretary of State of Nevada as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Incorporation since such date, and (ii) the By-laws of the Purchaser, certified by the Secretary or Assistant Secretary;

         (i) No Purchaser Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or would reasonably be expected to have, a Purchaser Material Adverse Effect; and

         (j) Related Agreements. The Purchaser shall have executed and delivered to the counterparties thereto each of the OEM Agreement, the Shareholders Agreement, the Stock Option Agreement, the Radica USA Shareholders Agreement and the Deed of Indemnity.

         SECTION 6.02.  Conditions to Obligations of the
     Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         (a)  Representations, Warranties and Covenants.
             The representations and warranties of the Sellers and the Company contained in this Agreement which are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case when made and on and as of the Closing Date, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date (in which case such representations and warranties shall have been true and correct as of such date); the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects; and the Purchaser shall have received a certificate signed by each Seller and two senior officers or directors of the Company, to such effect; and all of the Sellers shall have tendered their Shares as contemplated by Section 2.04;

         (b)  HSR Act.  Any waiting period (and any
             extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated;

         (c) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any Seller or the Purchaser, seeking to restrain or materially and adversely alter the Transactions which the Purchaser believes, in its reasonable good faith determination, is likely to render it impossible or unlawful to consummate any of the Transactions or which would reasonably to have a Company Material Adverse Effect; provided, however, that the provisions of this Section 6.02(c) shall not apply if the Purchaser has solicited or encouraged any such Action;

         (d) Legal Opinion. The Purchaser shall have received from Sullivan & Cromwell, special counsel to Company, a legal opinion, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit D and legal opinions from counsel in Bermuda, Hong Kong and Nevada in form reasonably satisfactory to the Purchaser;

         (e) Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the Transactions;

         (f) Organizational Documents. The Purchaser shall have received a copy of (i) the Memorandum of Association, the Articles of Association or Certificate of Incorporation, as amended (or similar organizational documents), of the Company, each U.S. Company and of each Subsidiary, certified by the secretary of state or similar official of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Memorandum or Articles of Association or Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the Company, of each U.S. Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

         (g) No Company Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect;

         (h)  Related Agreements.  Each party thereto
             (other than the Purchaser) shall have executed and delivered to the Purchaser each of the OEM Agreement, the Shareholders Agreement, the Stock Option Agreement, the Radica USA Shareholders Agreement and the Deed of Indemnity; and

         (j) Interim Financials. The interim financial statements of each of Radica Limited and Radica USA covering the period from December 1, 1993 through December 31, 1993 will have been prepared in accordance with Hong Kong generally accepted accounting principles (in the case of Radica Limited) and U.S. GAAP (in the case of Radica USA) and delivered to the Purchaser, which financial statements will not reflect a materially worse financial condition than that reflected in the financial statements included in the Company Disclosure Schedule.

                             ARTICLE VII

                        TERMINATION AND WAIVER

         SECTION 7.01.  Termination.  This Agreement may be
     terminated at any time prior to the Closing:

         (a) by the Purchaser if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that would reasonably be expected to result in a Company Material Adverse Effect, (ii) any representation or warranty of the Sellers contained in this Agreement shall not have been true and correct in any material respect when made; or (iii) any Seller shall not have complied in any material respect with any covenant or agreement to be complied with by it and contained in this Agreement; or

         (b) by the Sellers if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in or that would reasonably be expected to result in a Purchaser Material Adverse Effect, (ii) any representation or warranty of the Purchaser contained in this Agreement shall not have been true and correct in any material respect when made, or (iii) the Purchaser shall not have complied in any material respect with any covenant or agreement to be complied with by it and contained in this Agreement; or

         (c) by any Seller or the Purchaser if the Closing shall not have occurred by June 30, 1994; provided, however, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

         (d) by any Seller or the Purchaser in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Governmental Order or other action shall have become final and nonappealable; or

         (e) at any time before June 30, 1994, by the Purchaser if, at any time in the course of its legal, accounting, financial or operational due diligence investigation as to the Company, the Subsidiaries and the U.S. Companies it shall have become aware of any material facts or circumstances that it was not aware of on the date hereof, or any additional facts and circumstances as to material matters of which it was aware on the date hereof, in either case that would, in the reasonable judgment of the Purchaser, make it inadvisable to consummate the Transactions; or

         (e) by the mutual written consent of the Sellers and the Purchaser.

         SECTION 7.02.  Effect of Termination.  In the
     event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except
     (a) as set forth in Section 8.01 and (b) that nothing herein shall relieve either party from liability for any wilful breach of this Agreement.

         SECTION 7.03.  Waiver.  Any party to this
     Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 7.04.  Obligations of Sellers Several and
     Not Joint. Neither the Company nor any Seller shall have any liability or obligation in respect of any breach of any representation or warranty, covenant or agreement in this Agreement of any other Seller that results from any circumstances related to or any actions or omissions of such other Seller, and the Purchaser agrees that its sole recourse in the event of such a breach shall be against such other Seller, provided that the Purchaser may refuse to purchase any of the Shares contemplated to be sold by this Agreement if any Seller breaches his obligation to sell to the Purchaser the number of Shares set forth opposite his name on Schedule A hereto. The obligations of the Sellers under this Agreement are several and not joint and any liability for damages for breach of this Agreement by the Sellers or any Seller shall be several and not joint.


                             ARTICLE VIII

                          GENERAL PROVISIONS

         SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the representations and warranties in last two sentences of
     Section 3.03(a) and in Sections 3.04(a) and 4.02 shall survive the Closing indefinitely, the agreements set forth in Sections 5.10, 5.11 and 5.12 and shall survive the Closing indefinitely and those set forth in Section 7.02, 7.04, and Article VIII shall survive termination indefinitely.

         SECTION 8.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

         SECTION 8.03.  Notices.  All notices, requests,
     claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile transmission, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

         (a) if to a Seller, at the address set forth below such Seller's name on Schedule A hereto,

              with a copy to:

              Sullivan & Cromwell
              444 South Flower Street
              Los Angeles, CA  90071
              Facsimile:  (213) 683-0457
              Attention:  Frank H. Golay, Jr.

         (b)  if to the Company:
              Radica Holdings Limited
              6F, 2-12 Au Pui Wan Street
              Fo Tan, Hong Kong
              Facsimile:  852-695-9657
              Attention:  Bob Davids

              with a copy to:

              Sullivan & Cromwell
              444 South Flower Street
              Los Angeles, CA  90071
                             Facsimile: (213) 683-0457
              Attention:  Frank H. Golay, Jr.

         (c)  if to the Purchaser:

              International Game Technology
              Mailing Address:
                P.O. Box 10580
                Reno, Nevada  89510-0580
              Street Address:
                5250 Neil Road
                Reno, Nevada  89502-4169
              Facsimile:  (702) 686-1137
              Attention:  Corporate General Counsel

              with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, New York  10022
              Facsimile:  (212) 848-7179
              Attention:  Fred H. Cohen, Esq.

         SECTION 8.04.  Public Announcements.  Except in
     any registration statement with respect to the Company's Common Stock or as may be required by law or the rules of any stock exchange, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media in respect thereof without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

         SECTION 8.05.  Headings.  The descriptive headings
     contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 8.07.  Entire Agreement.  This Agreement
     and the Related Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

         SECTION 8.08.  Assignment.  This Agreement may not
     be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser) and any purported assignment made without consent shall be null and void; provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 8.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.10.  Amendment.  This Agreement may not
     be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Sellers, the Company and the Purchaser or (b) by a waiver in accordance with Section 7.03.

         SECTION 8.11.  Governing Law.  This Agreement
     shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 8.12.  Consent to Jurisdiction.  Each
     party hereby (a) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City and any Nevada State or Federal court sitting in Reno, Nevada with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in any such State or Federal court, (c) waives the defense of an inconvenient forum, (d) consents to the service of process upon it by mailing or delivering such service to Radica Enterprises Limited, 5301 Longley Lane, No. 4, Reno, Nevada 89511-1806 (in the case of each Seller and the Company) or to International Game Technology (in the case of the Purchaser) (each, such party's "Agent") and authorizes and directs its Agent to accept such service and
     (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         SECTION 8.13.  Counterparts.  This Agreement may
     be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.14. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof to the extent permitted by applicable law, in addition to any other remedy at law or equity.

         SECTION 8.15.  Prevailing Currency.  Unless
     otherwise specified, all references to currency in this Agreement refer to lawful currency of the United States of America.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                     INTERNATIONAL GAME TECHNOLOGY



                     By


                       Name:


                       Title:



                     RADICA HOLDINGS LIMITED



                     By



                       Name:


           Title:



                     JAMES JOHN SUTTER








                     ROBERT EUGENE DAVIDS








                     JOHN AND MARY HANSEN 1989 TRUST




                     By


                        John N. Hansen, As Trustee


                     JOHN AND MARY HANSEN 1993 TRUST




                     By


                        John N. Hansen, As Trustee



                     By

                             Louis C. Lalanne, As Trustee
                                            SCHEDULE A

Name and Address   Number of Shares   Share of Cash    Number of Shares of
of Seller          to be sold         Portion of       Purchaser
                   to Purchaser       Purchase Price   Common Stock

James John Sutter        700             $  1,725,000        131,793
72, 18th Street
Hong Lok Yuen
Tai Po, Hong Kong

Robert Eugene Davids     700                1,725,000        131,793
2 Watersmeet
Tai Tan Village
Sai Kung, Hong Kong

John and Mary Hansen     315                1,075,000         50,038
1989 Trust
249 Shearwater Circle
Foster City, CA  92404

John and Mary Hansen     385                1,325,000         60,812
1993 Trust
249 Shearwater Circle
Foster City, CA  92404


                                          $ 5,850,000        374,436

                     PURCHASER DISCLOSURE SCHEDULE

Ref

Section

4.03(c)              None

4.04                 None